E-30
Exhibit No. 1
Form 8-K
Headway Corporate Resources, Inc.
SEC File No. 0-23170
[Each of the schedules to this Agreement described in Sections 1, 6, and 15 are omitted, and will be provided supplementally to the Commission on request.]

                    ASSET PURCHASE AGREEMENT

          AGREEMENT, dated as of March 23, 1998, among HEADWAY CORPORATE RESOURCES, INC., a Delaware corporation ("Headway"), CHENEY ASSOCIATES, L.L.C., a Delaware limited liability company ("Buyer"), and TIMOTHY CHENEY, an individual doing business under the names Cheney Associates and Cheney Consulting Group ("Cheney").

                      W I T N E S S E T H:

          WHEREAS, Buyer wishes to purchase, and Cheney wishes to sell, the Acquired Assets and the Business (as such terms are defined in Section 1.1), upon the terms and conditions set forth below;

          NOW, THEREFORE, the parties agree as follows:

          1.   Purchase and Sale of the Acquired Assets.

          1.1    Acquired  Assets.   Subject  to  the  terms  and
conditions of this Agreement, and in reliance on the representations, warranties and agreements set forth herein, on the Closing Date (as defined in Section 2), Cheney shall sell, convey, transfer, assign and put Buyer into possession of, and Buyer shall purchase from Cheney, effective as of the Closing Date, all of Cheney's right, title and interest in and to all of the assets used by Cheney in connection with the operation of his business which consists of the placement or provision of temporary, permanent, leased or payrolled (as defined in Section 1.3(e)) personnel, including, without limitation, self-incorporated personnel (the "Business"), of every kind, tangible and intangible, wherever located (excepting only those assets specifically excluded in Section 1.2), and including, without limitation:

          (a) the office furniture, equipment, computers and fixtures of Cheney pertaining to the Business listed in
     Schedule 1.1.A;

          (b) all computer software, programs and databases owned by Cheney pertaining to the Business and Cheney's interest, in connection with the Business, in any transferable computer software licensed by Cheney or the Business from others;

           (c) all office supplies owned by Cheney pertaining to the Business;

          (d) the client agreements and arrangements of Cheney pertaining to the Business set forth in Schedule 1.1.B;

          (e)    the   equipment  leases  and  other  agreements,
     contracts and instruments of Cheney pertaining to the Business listed in Schedule 1.1.C;

          (f) all rights of Cheney or the Business with respect to any of the temporary, permanent, leased or payrolled personnel, including, without limitation, self-incorporated personnel, who are placed or provided by Cheney in connection with the Business through corporations or other entities of which he is a shareholder or other owner;

          (g) all prepayments and deposits of Cheney pertaining to the Business, including without limitation, security deposits under leases set forth in Schedule 1.1.D;

          (h) the names "Cheney Associates" and "Cheney Consulting Group", all assumed names, logos, trademarks, service marks, domain names, trade names and copyrights and registrations and applications for registration of any of them, and any other intellectual property rights of Cheney pertaining to the Business, all of which are listed in
     Schedule 1.1.E;

          (i) originals or true copies of all books and records of Cheney pertaining to the assets referred to in subparagraphs (a) through (h) above, as appropriate, including customer lists and credit files, and all those pertaining to the employees of Cheney who are hired by Buyer pursuant to Section 10.2;

          (j)    all  permits,  licenses,  approvals  and   other
     governmental authorizations relating to the Business which are transferable to Buyer, all of which are listed in
     Schedule 1.1.F;

          (k) any other assets that are used by Cheney in connection with the Business and that are not referred to in
     Section 1.2, including, without limitation, telephone and facsimile numbers, internet and e-mail addresses; and

          (l)  the goodwill pertaining to the Business;

all as the same exist on the date hereof and shall exist on the Closing Date, subject only to changes occurring in the ordinary course of business. All such assets as are described in subparagraphs (a) through (l) above to be acquired are referred to together as the "Acquired Assets". For purposes of this Agreement, assets used by Cheney in connection with the Business shall be deemed to be Cheney's regardless of whether they are held in his name, in the name of Cheney Associates or Cheney Consulting Group or the name of any affiliate of Cheney.

          1.2 Excluded Assets. The following assets of Cheney shall be retained by Cheney as his sole and exclusive property and are excluded from the Acquired Assets: (a) the consideration (including the Purchase Price, (as defined in Section 1.3(a))) payable to Cheney by Buyer, (b) any cash, bank deposits, certificates of deposit, marketable securities, notes, drafts, checks or other cash equivalents or similar instruments owned by Cheney pertaining to the Business, (c) accounts receivable of the Business as of the Closing Date (the "Accounts Receivable") and any amounts accrued by the Business for services rendered prior to the Closing Date, but which have not been billed as of the Closing Date (the "Accruals"), including, without limitation, the proceeds of the Accounts Receivables and the Accruals, (d) all claims and rights of Cheney or the Business to any federal, state or local refunds, credits, rebates, claims, repayments or benefits of Taxes (as defined in Section 6.12) pertaining to the Business, (e) any loans receivable of Cheney or the Business, (f) any refundable portions of paid insurance premiums and prepaid federal, state or local income taxes pertaining to the Business,
(g) Cheney's interest in any life insurance policies (and the proceeds thereof) maintained on the life of any employee of the Business, (h) the books and records of the Business or Cheney (with respect to the Business), (i) the tax records pertaining to the Business and any books and records pertaining to the Business which Cheney shall be required to retain pursuant to any applicable law, rule or regulation (provided, that at Buyer's request and expense, Cheney shall provide Buyer with copies of any such record or document retained by Cheney and, similarly, Buyer, at Cheney's request and expense, shall provide Cheney with copies of any record or document transferred to Buyer hereunder),
(j) all records and correspondence relating to the foregoing excluded assets and (k) any and all other assets of Cheney of every kind, nature or description, tangible or intangible, known or unknown, real or personal, not used or utilized by Cheney in connection with or pertaining to the Business, including without limitation, the assets set forth on Schedule 1.2.

          1.3  Purchase Price.

          (a)    As   consideration  for  the  sale,  conveyance,
transfer,  assignment  and  delivery to  Buyer  of  the  Acquired
Assets, Buyer shall pay to Cheney a purchase price (the "Purchase
Price") determined as follows:

          (i)  $3,752,868 payable on the Closing Date (the  "Down
               Payment"); and

          (ii) the Earnouts on the Earnout Payment Dates (as defined in Sections 1.3(b) and (d), respectively).

All amounts payable by Buyer pursuant to Sections 1.3(a) and 1.3(b) shall be paid by wire transfer in immediately available funds to an account or accounts designated by Cheney to Buyer not later than two business days prior to the scheduled date of such payment.

          (b) The period from January 1, 1997 until December 31, 1998 shall be referred to as the "First Earnout Period", the period from the Closing Date until December 31, 1999 shall be referred to as the "Second Earnout Period", the period from the Closing Date until December 31, 2000 shall be referred to as the "Third Earnout Period", and each of such periods shall be referred to as an "Earnout Period". Subject to Section 1.3(f), Buyer shall pay to Cheney an amount for each of such Earnout Periods (each, an "Earnout") as follows:

          (i) On February 28, 1999, an amount equal to 80% of the excess, if any, of that amount equal to (A) 5 times the Average Annualized EBITA (as is defined in Section 1.3(c)) of the Buyer for the First Earnout Period over (B) the Down Payment;

          (ii) On February 28, 2000, an amount equal to 75% of the excess, if any, of that amount equal to (A) 5 times the Average Annualized EBITA of the Buyer for the Second Earnout Period over (B) the sum of (I) the Down Payment plus (II) the Earnout, if any, paid pursuant to clause (i) above; and

          (iii) On March 31, 2001, an amount equal to the excess, if any, of that amount equal to (A) 5 times the Average Annualized EBITA of the Buyer for the Third Earnout Period over (B) the sum of (I) the Down Payment, plus (II) the Earnouts, if any, paid pursuant to clauses (i) and/or
     (ii) above.

          (c) For the purposes of this Agreement, (i) "EBITA" means, for each Earnout Period, Net Income (as defined below) without deductions for (A) interest expense, (B) provisions for and/or payments of income taxes, and (C) amortization of goodwill and other intangible assets resulting from Buyer's purchase of the Acquired Assets and the Business, and (ii) "Average Annualized EBITA" means the EBITA of the Business for the applicable Earnout Period, divided by the number of months comprising such Earnout Period, and multiplied by 12. During the Earnout Periods, the operations of Buyer shall consist solely of the conduct of the Business.

          "Net Income" means the net income (or loss) of Buyer for an Earnout Period determined by Buyer in accordance with generally accepted accounting principles applied on a basis consistent with (i) the Financial Statements (as defined in
Section 3.6) and (ii) the accounting treatment, practices and principles elected, utilized and employed by Cheney for the twelve-month period ended December 31, 1997, as set forth in
Schedule 1.3.  Subject to the foregoing, the calculation  of  Net
Income  shall  take into account the following  expenses  to  the extent incurred in the ordinary course of the Business: (i) wage, salary and commission expense of all temporary, payrolled and full-time employees directly associated with the Business, including, without limitation, salary and other compensation paid to Cheney pursuant to the Employment Agreement (as defined in
Section 3.4); (ii) reasonable travel and entertainment expenses approved by Cheney and incurred by employees directly associated with the Business; (iii) bonuses paid to employees directly associated with the Business and approved by Cheney; (iv) all amounts attributable to FICA and any other federal, state and local taxes on behalf of the employees directly associated with the Business; (v) all unemployment insurance premiums, workers' compensation premiums, medical and disability coverage and any other benefits provided to the employees directly associated with the Business; (vi) sales commissions directly attributable to the Business; (vii) any fall-offs, rebates, discounts, offsets or concessions granted by Buyer to clients of the Business; (viii) Buyer's general and administrative expenses directly attributable to the operation of the Business in the ordinary course; (ix) depreciation in connection with the acquisition by Headway, Buyer or any other subsidiary of Headway of computer and telecommunications equipment for use in the Business consistent with that used by the Headway group of companies; (x) any expenses reasonably and necessarily incurred by Headway, Buyer or any other subsidiary of Headway in connection with any technical and financial support provided to the Business; (xi) any expenses reasonably and necessarily incurred by Headway, Buyer or any other subsidiary of Headway in connection with the transition of the operation of the Business to Buyer as part of the Headway group of companies, including, without limitation, expenses for the installation and implementation at Buyer of the third party accounting and operating software used by Headway; provided, that any expenses allocated to the Business pursuant to clauses (ix),
(x) and (xi) above shall be mutually agreed upon by Headway and Cheney prior to the incurrence thereof, and to the extent that Headway and Cheney further agree that all or part of any such allocation is incremental to the cost structure of the Business as conducted by Cheney on the Closing Date, such incremental amount shall be deducted from the Earnout, if any, for the applicable Earnout Period and not from EBITA, Net Income or Average Annualized EBITA for such Earnout Period. For the purpose of determining Net Income, write-offs of bad debts and/or any reserves established by Buyer for bad debts with respect to its receivables during any Earnout Period shall be added to Net Income to the extent deducted therefrom.

          (d) Each of February 28, 1999, February 28, 2000 and March 31, 2001 is referred to as an "Earnout Payment Date". If any such day is not a business day, the Earnout Payment Date shall be the next succeeding business day. Subject to the last sentence of this Section 1.3(d), if, as of the close of business on the day prior to any Earnout Payment Date, any account receivable included as income in the calculation of Net Income (with respect to the Earnout Period applicable to such Earnout Payment Date) has not been fully collected, the uncollected amount of such account receivable shall be deducted from Net Income and EBITA and the Earnout shall be reduced accordingly. To the extent that any such account receivable is deducted from Net Income and EBITA, if such account receivable is thereafter collected after the Earnout Payment Date, the Net Income and EBITA for the applicable Earnout Period shall be adjusted by the amount of such account receivable, net of any direct collection costs and net of an interest charge for any account receivable paid more than 90 days after the date of invoice (a "Restoration Amount"), with the interest rate determined by reference to the interest rate then in effect for Eurodollar Rate Loans under the Credit Agreement, dated as of March 12, 1998, by and among Headway, as Borrower, NationsBank, National Association, as Agent and as Lender, and the lenders from time to time parties thereto, and the Earnout shall be recalculated accordingly and the excess of such recalculated Earnout over the amount of the Earnout previously paid to Cheney shall be paid to Cheney; provided, that with respect to the Earnout Payment Date for the Third Earnout Period, Buyer shall be obligated to pay Cheney a Restoration Amount with respect to any such account receivable only if such account receivable is collected within 90 days of such Earnout Payment Date (the "Final Restoration Date"). Any payments due to Cheney pursuant to the provisions of the preceding sentence shall be paid on the last business day of each month. Any such accounts receivable remaining uncollected on the day following the Final Restoration Date shall be deemed to be conveyed, transferred and assigned to Cheney on such day, and Cheney shall have the right to institute collection proceedings with respect thereto and to keep any proceeds received therefrom. Cheney shall notify Buyer of any such action not less than five days before it is instituted.

          (e) For the purposes of this Agreement, "payrolled" personnel means (i) those employees of Headway, Buyer or Cheney (in connection with the Business), as the case may be, who are hired by Headway, Buyer or Cheney on behalf of a client and are considered as full-time "permanent" employees of such client, but whose compensation is paid by Headway, Buyer or Cheney or (ii) those employees of Headway, Buyer or Cheney who are considered to be payrolled employees under industry practice or understandings prevailing at the time.

          (f) In the event Buyer terminates Cheney's employment under the Employment Agreement without cause ("cause" being exclusively defined in Section 3.1 of the Employment Agreement) and not as a result of Cheney's death or disability pursuant to
Section 3.3 of the Employment Agreement, and such determination is so confirmed by arbitration pursuant to Section 8.1 of the Employment Agreement, Headway shall determine the Average Annualized EBITA of Buyer as of such termination date (as if such termination date were the end of the applicable Earnout Period) for the Earnout Period then in effect, such amount being referred to as the "Base Annualized EBITA". For any Earnout Periods occurring and/or any Earnouts payable after such termination date, the Average Annualized EBITA of Buyer for the Earnout Period to which such Earnout relates shall be the greater of (a) Base Annualized EBITA or (b) the actual Annualized EBITA determined with respect to such Earnout Period.

          1.4 Assumption of Liabilities. As additional consideration for the purchase of the Acquired Assets, Buyer shall, on the Closing Date, assume and agree to pay, perform and discharge in full the following debts, contracts, obligations and liabilities of Cheney (the "Assumed Liabilities"), and no others, as and when due, and to indemnify and hold Cheney harmless therefrom:

          (a) all obligations and liabilities of Cheney or the Business arising on or after the Closing Date under the office lease for the premises located at One Laurel Square, Hamden, Connecticut; and

          (b) all obligations or liabilities arising on or after the Closing Date under the client agreements and arrangements set forth in Schedule 1.1.B and the equipment leases and other agreements, contracts and instruments set forth in Schedule 1.1.C.

          1.5 Liabilities Not Assumed. Other than the liabilities referred to in Section 1.4, Buyer shall not assume or be deemed to have assumed any of the liabilities or obligations of Cheney of any kind arising prior to, on, or after the Closing Date, or of the Business arising prior to the Closing Date (together, the "Unassumed Liabilities"), including, without limitation:

          (a) any liability claims with respect to the business and affairs of Cheney or the Business or the acts and omissions of current or former employees and agents of Cheney or the Business;

          (b) any obligation or liability of Cheney or the Business to any current or former employee of Cheney or the Business;

          (c) any obligation or liability of Cheney or the Business for federal, state, local or foreign income or other taxes (including any related penalties, fines and interest), including, without limitation, any and all taxes arising out of the transactions contemplated hereby;

          (d) any obligation or liability arising out of the operation of the Business prior to the Closing Date, including any rebates, discounts, offsets or concessions attributable to amounts invoiced to the Business's clients prior to the Closing Date;

          (e) any claim, action, suit or proceeding against Cheney or the Business for employment discrimination or sexual harassment by any present or former employee (temporary or permanent) or agent of Cheney or the Business;

          (f) any obligation or liability of Cheney or the Business arising out of any surrender charges incurred in connection with the rollover to Buyer of any Benefit Plan (as defined in Section 6.16(a)) of Cheney or the Business;

          (g) any obligation or liability to the temporary, payrolled, leased or full-time employees of Cheney or the Business for salary, wages, bonuses or other compensation or benefits, including any with respect to retirement plans, and accrued vacation, sick and holiday time and pay incurred prior to the Closing Date, including, without limitation, any liabilities contemplated by Section 10.2 but excluding any liabilities set forth in Schedule 1.7;

          (h) any liabilities of Cheney or the Business with respect to any pension, retirement, savings, profit-sharing or other benefit plan;

          (i) any obligation or liability which is inconsistent with any representation or warranty of Cheney;

          (j) any liability arising out of, and any expenses relating to, any claim, action, dispute or litigation involving
Cheney or the Business;

          (k) any liability of Cheney or the Business for fines, penalties, damages or other amounts payable to any government or governmental agency or instrumentality; and

          (l) any obligation or liability of Cheney or the Business for any expenses incurred in preparing or negotiating this Agreement and consummating the transactions contemplated hereunder.

Cheney agrees to discharge and indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents and stockholders from all Unassumed Liabilities, whether or not now known, liquidated or contingent, including, without limitation, any that might otherwise be deemed to have been assumed by Buyer by virtue of its purchase of the Acquired Assets or otherwise by operation of law.

          1.6 Allocation of Purchase Price. Buyer and Cheney agree to report this transaction for United States federal income tax purposes in accordance with a written allocation of Purchase Price to be prepared, initialed and mutually agreed to by Cheney and Buyer on or before the Closing Date.

          1.7 Closing Date Adjustments. On or before the Closing Date, Buyer and Cheney shall determine and agree on, as of the Closing Date, (i) any amounts that Cheney or the Business may have prepaid for equipment or office leases included in the Acquired Assets in respect of periods beginning on or continuing after the Closing Date, (ii) any amounts that Cheney or the
Business may have prepaid for sales, use or similar taxes, license fees (exclusive of corporate franchise fees), insurance, services or other expenses relating to the Acquired Assets in respect of periods beginning on or continuing after the Closing Date, (iii) the amount of any accrued bonuses and accrued vacation, sick or holiday time or pay as of the Closing Date with respect to temporary, payrolled, leased or full-time employees of the Business retained by Buyer pursuant to Section 10.2, as set forth in Schedule 1.7, and (iv) any amounts of the type described in clauses (i) and (ii) in respect of periods prior to the Closing Date which are expected to be billed after the Closing Date. All amounts relating to periods ending prior to the Closing Date shall be for the account of Cheney and all amounts relating to periods beginning or continuing on or after the Closing Date shall be for the account of Buyer. The respective amounts shall be netted against each other on the Closing Date. If the result of such netting is an amount owing to Cheney, Buyer shall pay such amount to Cheney on the Closing Date. If the result of such netting is an amount owing to Buyer, Cheney shall pay such amount to Buyer on the Closing Date in the form of a reduction of the Purchase Price and the Down Payment.

          1.8   Collection  of  Accounts Receivable  and  Accrued
Payments.

          (a) Within 15 days after the Closing Date, Buyer and Cheney shall determine and agree on, as of the close of business on the business day immediately preceding the Closing Date, the amount of the Accruals. Promptly after the Closing Date, Buyer, in coordination with Cheney, shall render invoices to the Business's clients for the Accruals. Buyer shall remit to Cheney all payments received by it on account of the Accruals and the Accounts Receivable (collectively, the "Closing Date Receivables") within 15 days after the end of each month in which such payments are received. While Buyer shall use reasonable efforts to collect the Closing Date Receivables commensurate with the efforts it would use to collect its own accounts receivable, Buyer shall not be required to institute litigation or other collection proceedings in order to do so and, in any event, Buyer shall have no liability to Cheney for any of the Closing Date Receivables that are not collected. Cheney shall have the right to institute collection proceedings with respect to any of the Closing Date Receivables that are aged more than 120 days after the date of the related invoice, but shall notify Buyer of any such action not less than five business days before it is instituted.

          (b) Cheney shall promptly pay to Buyer, if and when received, any amounts which are received by it after the Closing Date in respect of any of the Acquired Assets or with respect to any accounts receivable generated by Buyer with respect to periods on or after the Closing Date. Similarly, if Buyer receives after the Closing Date any payments with respect to any of the Excluded Assets other than the Closing Date Receivables (which shall be governed by Section 1.8(a)), Buyer shall promptly pay such amounts to Cheney. Any amounts received pursuant to this Section 1.8(b) shall be applied to the receivables specifically identified by the client/payor. If no such identification is provided, Buyer or Cheney, as the case may be, shall inquire of client for written identification and apply the amount received accordingly.

          (c) Any sums received by Buyer or Cheney that are required to be remitted to the other party pursuant to this
Section 1.8 shall, until so paid over, be deemed to be held in trust on behalf of such other party.

          1.9 Nonassignable Contracts. Nothing in this Agreement shall be construed as an attempt to assign any contract which is by law and/or its terms nonassignable without the consent of any other party thereto unless and until such consent is given.

          2.    Closing.   The consummation of the  purchase  and
sale of the Acquired Assets shall take place at 9:00 a.m. on March 23, 1998, at the offices of Christy & Viener, 620 Fifth
Avenue, New York, New York 10020 (the "Closing Date").

          3.    Conditions  to  the Obligations  of  Buyer.   The
obligations  of  Buyer  under  Section  1  are  subject  to   the
satisfaction, on or before the Closing Date, of the following conditions:

          3.1 Due Performance. Cheney shall have in all material respects fully performed and complied with all agreements and conditions required under this Agreement to be performed or complied with by him on or prior to the Closing Date.

          3.2 Accuracy of Representations and Warranties. All representations and warranties of Cheney set forth in Section 6 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          3.3    Certificate.   Buyer  shall  have   received   a
certificate  from Cheney to the effect set forth in Sections  3.1 and 3.2.

          3.4 Employment Agreement. Buyer, Headway and Cheney shall have entered into an Employment Agreement in a form satisfactory to all such parties (the "Employment Agreement").

          3.5 Related Instruments. Cheney shall have executed and delivered to Buyer a General Bill of Sale in customary form with respect to the Acquired Assets, as well as such other instruments of assignment with respect to specific Acquired Assets as Buyer shall reasonably request, all of which shall be consistent with the terms and conditions of this Agreement.

          3.6 Financial Statements. On or before February 15, 1998, Cheney shall have prepared and delivered to Buyer and Headway reviewed financial statements with respect to the Business as of and for the fiscal years ended December 31, 1997 and December 31, 1996 (the "Reviewed Financial Statements") and unaudited financial statements with respect to the Business for the fiscal year ended December 31, 1995 (collectively, the "Unaudited Financial Statements"; the Reviewed Financial Statements and the Unaudited Financial Statements being collectively referred to as the "Financial Statements"). The Financial Statements shall be prepared, at the expense of Cheney, in accordance with generally accepted accounting principles applied on a basis consistent throughout all periods presented and on an accrual basis.

          3.7 Legal Opinion. Buyer shall have received an opinion of Martin J. Gersten, Esq., counsel for Cheney, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Buyer and covering the matters set forth in Sections 6.1, 6.2, 6.3, 6.4(a) and 6.6.

          3.8 No Adverse Change. There shall have been no material adverse change in the business, results of operations or financial condition of the Business since December 31, 1996.

          3.9 Consents and Governmental Approvals. Headway and Buyer shall have received any material consents of third parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which shall continue to be in full force and effect on the Closing Date.

          3.10 No Claims. No claim, action, suit, investigation or proceeding shall be pending or threatened against any of the parties which, if adversely determined, might (i) prevent or hinder consummation of the transactions contemplated by this Agreement, (ii) result in the payment of substantial damages by Buyer or Headway as a result of the transactions contemplated hereby or (iii) materially and adversely affect Cheney, the Business or the business or assets of Buyer or Headway.

          3.11 Budget. On or prior to the Closing Date, Cheney, Buyer and Headway Corporate Staffing Services, Inc. ("HCSSI") shall have agreed upon a written annual operating and capital expenditure budget for Buyer for the first Earnout Period pursuant to Section 10.1.

          4.    Conditions  to the Obligations  of  Cheney.   The
obligations of Cheney under Section 1 are subject to the satisfaction, on or before the Closing Date, of the following conditions:

          4.1 Due Performance. Headway and Buyer shall have in all material respects fully performed and complied with all agreements and conditions required under this Agreement to be performed or complied with by them on or prior to the Closing Date.

          4.2 Accuracy of Representations and Warranties. All representations and warranties of Headway and Buyer set forth in
Section 7 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          4.3    Certificate.   Cheney  shall  have  received   a
certificate from each of Buyer and Headway to the effect set forth in Sections 4.1 and 4.2.

          4.4 Related Instruments. Buyer shall have executed and delivered to Cheney a General Instrument of Assumption in customary form with respect to the Assumed Liabilities, as well as such other instruments of assumption with respect to specific Assumed Liabilities as Cheney shall reasonably request, all of which shall be consistent with the terms and conditions of this Agreement.

          4.5 Employment Agreement. Buyer, Headway and Cheney shall have entered into the Employment Agreement.

          4.6 Headway Guarantee. Headway shall have executed and delivered to Cheney an unconditional Guarantee (of payment and performance) of Buyer's obligations under this Agreement, in such form as shall reasonably be acceptable to Cheney (the "Guarantee").

          4.7 Legal Opinion. Cheney shall have received an opinion of Messrs. Christy & Viener, counsel for Buyer and Headway, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Cheney and covering the matters set forth in Sections 7.1 (exclusive of the last sentence thereof), 7.2, 7.3, 7.4 (a) and 7.6.

          4.8 Corporate/Member Action. Cheney shall have received copies, certified by (a) the Secretary of Buyer, of resolutions of Buyer's members approving the execution of this Agreement and the Employment Agreement and the consummation of the transactions contemplated hereby and thereby, and (b) the Secretary of Headway, of resolutions of Headway's Board of Directors approving the execution of this Agreement, the
Employment Agreement and the Guarantee and the consummation of the transactions contemplated hereby and thereby.

          4.9 Consents and Governmental Approvals. Cheney shall have received any material consents of third parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which shall continue to be in full force and effect on the Closing Date.

          4.10 No Claims. No claim, action, suit, investigation or proceeding shall be pending or threatened against any of the parties which, if adversely determined, might (i) prevent or hinder consummation of the transactions contemplated by this Agreement, (ii) result in the payment of substantial damages by Cheney as a result of the transactions contemplated hereby or
(iii) materially and adversely affect Cheney, the Business or the business or assets of Buyer or Headway.

          4.11  Budget.  On or prior to the Closing Date, Cheney,
Buyer and HCSSI shall have agreed upon a written annual operating and capital expenditure budget for Buyer for the first Earnout
Period pursuant to Section 10.1.

          5. Waiver of Conditions. Each of the parties shall have the right to waive, in writing and whole or in part, any of the conditions to his or its performance set forth in this Agreement and, on such waiver, the waiving party may proceed with the consummation of the transactions contemplated herein, it being understood that such waiver shall not constitute a waiver of any right which such party may have by reason of the breach by any other party of any representation, warranty or agreement contained herein, or by reason of any misrepresentation made by any such other party herein.

          6. Representations and Warranties of Cheney. Cheney represents and warrants to Buyer and Headway as follows:

          6.1 Sole Proprietor. Cheney is a sole proprietor with full power and authority to own, lease and operate the properties used in connection with the Business and to carry on the Business in the places and in the manner currently conducted or proposed to be conducted.

          6.2 Authority; Due Authorization. Cheney has all requisite power and authority to execute and deliver this Agreement and the Employment Agreement and to consummate the transactions contemplated hereby and thereby. Cheney has taken all action necessary for the execution and delivery by him of this Agreement and the Employment Agreement and for the consummation of the transactions contemplated hereby and thereby.

          6.3 Valid Obligation. This Agreement and the Employment Agreement, when executed and delivered by Cheney, shall constitute his valid and binding obligation, in each case enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          6.4   No Conflicts or Defaults. Except as set forth  on
Schedule 6.4, the execution and delivery of this Agreement and the Employment Agreement by Cheney, and the consummation of the transactions contemplated hereby and thereby, do not and shall not, with or without the giving of notice or the passage of time,
(a) materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, lease, mortgage, instrument, permit or license to which Cheney or the Business is a party, or to which Cheney or the Business or any of the Acquired Assets are subject, or any judgment, order, decree, law, rule or regulation to which Cheney or the Business or any of the Acquired Assets are subject, (b) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest on or with respect to any of the Acquired Assets or (c) terminate or give any party the right to terminate, abandon or refuse to perform any material agreement, arrangement or commitment to which Cheney or the Business is a party or to which any of the Acquired Assets or Cheney are subject.

          6.5 Subsidiaries and Related Parties. The Business is conducted entirely by and through Cheney. Except as set forth in
Schedule 6.5, neither Cheney nor any key employee of Cheney (with respect to the Business) or the Business or any of their respective affiliates or relatives has any direct or indirect interest (other than an ownership interest of up to 5% of the voting securities of any corporation, the securities of which are publicly-traded) in any assets used in the Business or in any corporation, partnership or other entity that (a) competes with the Business, (b) sells or purchases products or services to or from Cheney (in connection with the Business) or the Business,
(c) leases real or personal property to or from Cheney (in connection with the Business) or the Business or (d) otherwise does business with Cheney (in connection with the Business) or the Business.

          6.6 Authorizations. Except as set forth in Schedule 6.6, no authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, regulatory entity or official body, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement and the Employment Agreement by Cheney.

          6.7  The Acquired Assets.

          (a) Cheney has, and on the Closing Date shall have and shall transfer to Buyer, good and marketable title to all of the Acquired Assets, free and clear of all claims, liens, security interests, charges, restrictions and other encumbrances except
(i) any created pursuant to this Agreement, (ii) any arising under leases of real or personal property to which Cheney or the Business is a party and which have been specifically disclosed to Buyer, or (iii) mechanics' or other liens arising or incurred in the ordinary course of business and which do not interfere materially with the possession, ownership or use of any real or personal property forming part of the Acquired Assets used by the Business.

          (b) Set forth in Schedule 6.7 is a list of all real property leased by Cheney (in connection with the Business) or the Business, with a brief description of the premises. Cheney owns no real property used in connection with the Business.

          (c) The office equipment, furniture, vehicles, computers, computer software, office supplies and leasehold improvements included in the Acquired Assets are, in all material respects, in good operating condition and repair, reasonable wear and tear excepted, and are satisfactory for the requirements of the Business as presently conducted.

          6.8  Client Agreements.

          (a) Schedule 1.1.B sets forth a true and complete list of all written and oral client agreements and arrangements to which Cheney (in connection with the Business) or the Business is party (the "Client Agreements"). Cheney has furnished Buyer with a true copy of each Client Agreement or a written description of any Client Agreement that has not been reduced to writing. The Client Agreements constitute all of the contracts, agreements, understandings and arrangements pursuant to which Cheney (in connection with the Business) or the Business provide any temporary, permanent, leased or payrolled employee services for or with respect to the clients who are parties to such agreements. Except as set forth in Schedule 6.8, (i) each Client Agreement was entered into in the ordinary course of business of the Business, (ii) is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (iii) neither Cheney nor the Business is in material breach or default under any of the Client Agreements and neither has received any notice or claim of any such breach or default from any party, (iv) to the best knowledge and belief of Cheney, the relationship of Cheney or the Business with the clients that are parties to the Client Agreements is good and there has been no expression by any such clients to Cheney of any intention to terminate or materially modify any of such relationships, (v) Cheney does not have any knowledge of any material breach or default under any of the Client Agreements by any other party thereto, (vi) no event or action has occurred, is pending or, to Cheney's best knowledge, is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such material breach or default by Cheney, the Business or any other party under any of the Client Agreements and (vii) no material amount claimed to be payable to Cheney or the Business under any of the Client Agreements is being disputed by any client.

          (b) Except as set forth in Schedule 6.8.A, (i) for his or its services under each Client Agreement, Cheney or the Business is entitled to receive the compensation provided under such Client Agreement, without discount, offset or concessions of any kind, and neither Cheney nor the Business has proposed or agreed to offer or accept any discount, offset or concession and
(ii) to the best knowledge and belief of Cheney, the payment history of the clients under the Client Agreements is good as judged by industry standards. Set forth in Schedule 6.8.B is an aging schedule for all of the Accounts Receivable and accounts payable of the Business as of the Closing Date, which list is accurate in all material respects.

          (c) All of the accounts receivable reflected on the books and records of Cheney (pertaining to the Business) or the Business on Schedule 6.8.B are the result of bona fide transactions in the ordinary course of business of the Business and, to the best knowledge and belief of Cheney, are fully collectible by Cheney or the Business, subject to no defenses, counterclaims, set-offs or recoupments, except to the extent appropriately reserved for on the books and records of Cheney (pertaining to the Business) or the Business and except as disclosed in Schedule 6.8.A.

          6.9  Financial Statements.

          (a) The Financial Statements have been and will be prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout all periods presented. Such statements are and will be correct and complete in all material respects, are reconcilable to the books and records of Cheney (pertaining to the Business) or the Business, and present fairly the financial position of the Business as of the dates, and the results of operations, cash flows and changes in financial position of the Business for the periods, indicated, except in the case of interim or unaudited financial statements, for the omission of footnotes and for year-end review adjustments which are not expected to be material.

          (b) Except as set forth in Schedule 6.9, neither Cheney nor the Business had any material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the Financial Statements.

          6.10 Other Agreements.

          (a) Schedule 1.1.C sets forth a true and complete list of the office leases, equipment leases and other agreements, contracts and instruments included in the Acquired Assets other than the Client Agreements (the "Other Agreements"). Together with the Client Agreements, the Other Agreements constitute all of the material contracts, agreements, understandings and arrangements required for the operation of the Business, as currently conducted by Cheney, or which have a material effect thereon.

          (b) Except as set forth in Schedule 6.10, (i) each Other Agreement was entered into in the ordinary course of business of the Business, is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (ii) neither Cheney nor the Business is in material breach or default under any of the Other Agreements and Cheney has not received any written notice or claim of any such breach or default from any party, (iii) Cheney has no knowledge of any material breach or default under any of the Other Agreements by any party thereto and (iv) no event or action has occurred, is pending or, to Cheney's best knowledge, is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such material breach or default by Cheney, the Business or any other party under any of the Other Agreements.

          6.11 Intellectual Property. Schedule 1.1.E sets forth a true and complete list of all trademarks, service marks, domain name, trade names and copyrights, and United States or foreign registrations and applications for registration of any of them, and any other intellectual property rights, of the Business or Cheney (in connection with the Business), all of which intellectual property is included in the Acquired Assets. Cheney or the Business owns or has legal right to use, pursuant to one or more of the Other Agreements, all such intellectual property without infringing on the rights or intellectual property of any third party. No royalties or fees are payable by Cheney or the Business to any party by reason of the use by Cheney or the Business of any of such intellectual property. Cheney has not received any claims that the products or services of the Business have infringed the rights of others, and Cheney is not aware of any infringement by others of the intellectual property used in the Business.

          6.12 Taxes. Except as set forth in Schedule 6.12, Cheney (in connection with the Business) and/or the Business have filed all federal, state, local and foreign returns and reports which were required to be filed prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, value-added, sales, use or other taxes, imposts, duties or assessments (together with any related penalties, fines or interest, the "Taxes"). Each such return and report is complete and accurate in all material respects, and Cheney and/or the Business has paid, or the Business established adequate reserves for payment of, all Taxes (and any related penalties, fines and interest) shown to be due on such returns or reports and any assessments received with respect thereto. Except as set forth in Schedule 6.12, Cheney has received no notice of any claims pending or threatened for taxes for periods prior to the date hereof, in excess of such reserves.

          6.13 Permits; Compliance with Law. Except as set forth in Schedule 6.13, the Business and/or Cheney hold all permits, certificates, licenses, approvals and other authorizations of governmental authorities as are materially necessary to the conduct of the Business. The Business and/or Cheney are in material compliance with the terms of each thereof and Cheney has not received any notice or claim pertaining to the failure to obtain, or the breach or violation of the terms of, any such authorization. Cheney has not received any notice of any proceeding or investigation likely to result in the suspension or revocation of any such authorization. Cheney is conducting the Business and the affairs of the Business in material compliance with all applicable federal, state and local laws, ordinances, rules, regulations and court or administrative orders and decrees, including, without limitation, any respecting wage and hour, withholding and unemployment compensation requirements.

          6.14 Litigation. Except as set forth in Schedule 6.14, there are no claims, actions, suits, proceedings, investigations or criminal proceedings, at law or in equity, before any court, tribunal, governmental authority or other forum (collectively, "Proceedings") pending or, to Cheney's best knowledge, threatened, against Cheney or the Business, which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on Cheney, the Business or the Acquired Assets or the ability of Cheney to perform his obligations under this Agreement or which would challenge the validity or propriety of the transactions contemplated in this Agreement. Schedule 6.14 contains a list of all Proceedings to which Cheney or the
Business is a party or to which Cheney, the Business or any of the Acquired Assets are subject. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Cheney, the Business or any material portion of the Acquired Assets.

          6.15 Ordinary Course; No Material Adverse Effect. Except as set forth in Schedule 6.15 and for the transactions contemplated in this Agreement, since December 31, 1996, Cheney has conducted the Business and maintained the assets relating to the Business substantially in the same manner as previously conducted or maintained and solely in the ordinary course and, since such date, there has not been any event that has or would, with or without the giving of notice or the passage of time, result in a material adverse effect on Cheney or the Business.

          6.16 Employee Benefits and Relations.

          (a) Except as set forth in Schedule 6.16, neither Cheney (in connection with the Business) nor the Business maintain or sponsor, or contributes or has any obligation or liability to contribute to, any "employee pension benefit plan", "employee welfare benefit plan" or "multi-employer plan" (as such terms are defined in Sections 3(2), 3(1) and 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Set forth in Schedule 6.16 is a list of all bonus, pension, profit-sharing, deferred compensation, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, dental, severance, or other plan, agreement, arrangement or understanding providing benefits to any current or former employee of Cheney (in connection with the Business) or the Business or to which Cheney or the Business has any liability or obligation (all such plans, agreements, arrangements and understandings are referred to as "Benefit
Plans"). Cheney has delivered to Buyer and Headway true, complete and correct copies of (i) each Benefit Plan and all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) annual reports on Form 5500 for the past three years (together with accompanying financial statements) filed with the Internal Revenue Service or Department of Labor, as applicable, with respect to each Benefit Plan (if any such report was required), (iii) all summary plan descriptions for each Benefit Plan for which such summary plan description is required or otherwise available and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan provides for post-retirement medical or life insurance benefits unless the event giving rise to the benefit entitlement occurs prior to the employee's retirement (except as required by Title I, Part 6 of ERISA).

          (b) Any accrued obligations of Cheney (with respect to the Business) or the Business under all Benefit Plans that are required to be reflected on the balance sheet with respect to the Business in accordance with generally accepted accounting principles are reflected thereon as of the dates indicated thereon and on the books and records of Cheney (pertaining to the Business) for all periods subsequent to the date of the Financial Statements and through the date hereof. Cheney has provided Buyer with copies of all such balance sheets, books and records.

          (c) Except as set forth in Schedule 6.16, each Benefit Plan and any related trust complies currently, and has complied at all times in the past, both as to form and operation, in all material respects with the terms of such Benefit Plan and with the applicable provisions of ERISA, the Internal Revenue Code (the "Code") and other applicable laws. All necessary government approvals for each Benefit Plan have been obtained on a timely basis.

          (d) Except as set forth in Schedule 6.16, neither Cheney nor the Business has any liability (contingent or otherwise) with respect to any terminated Benefit Plan. Neither Cheney nor the Business is a member of, or has any liability with respect to, a controlled group of corporations or a trade or business (whether or not incorporated) under common control which, together with Cheney and/or the Business, is or was at any time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

          (e) Neither Cheney nor the Business is a party to any union or collective bargaining contract with respect to any of the employees of Cheney (in connection with the Business) or the Business and there has not been, nor has Cheney received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees of Cheney (in connection with the Business) or the Business.

          (f) Schedule 6.16.A sets forth (i) the name of each employee and sales representative of Cheney (with respect to the Business) or the Business (other than temporary or payrolled personnel), together with the annual compensation rate for each such person and (ii) each oral or written contract, commitment or understanding between Cheney (with respect to the Business) or the Business and any current or former sales person, employee or agent employed or retained by Cheney (in connection with the Business) or the Business or any associate or relative of such persons (other than temporary or payrolled personnel).

          6.17 Insurance. All of the insurable Acquired Assets are, in the judgment of Cheney, adequately insured for the benefit of Cheney and/or the Business against loss or damage by theft, fire and all other hazards and risks of a character usually insured against by persons operating similar properties in the localities where such properties are located, under valid and enforceable policies issued by insurance carriers of substantial assets. A list of all of insurance policies of Cheney (with respect to the Business) or the Business, indicating carriers, coverage and applicable limits of liability, is set forth in Schedule 6.17. All such policies of insurance are in full force and effect on the date hereof, and shall remain in full force and effect through the Closing Date in accordance with their terms. Cheney has not received notice of termination of any such policies.

          6.18 Miscellaneous. All representations and warranties of Cheney set forth in this Agreement and all information set forth in the Schedules are true and complete in all material respects and no such representation, warranty or information contains any untrue statement of a material fact or, to the knowledge of Cheney, omits to state any material fact necessary in order to make such representation, warranty or information, in light of the circumstances under which it is made, not false or misleading. Any disclosure made pursuant to any of the representations and warranties in this Section 6 shall be deemed to have been made for purposes of any other such representations and warranties.

          7.     Representations  and  Warranties  of  Buyer  and
Headway.   Buyer  and Headway,  jointly and severally,  represent
and warrant to Cheney as follows:

          7.1 Due Organization and Qualification. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted. Headway is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted. Each of Buyer and Headway is qualified to do business and is in good standing as a foreign limited liability company or foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on its business.

          7.2 Authority; Due Authorization. Headway has all requisite corporate power and authority to execute and deliver this Agreement, the Employment Agreement and the Guarantee and to consummate the transactions contemplated hereby and thereby. Headway has taken all corporate action necessary for the execution and delivery by it of this Agreement, the Employment
Agreement and the Guarantee and for the consummation of the transactions contemplated hereby and thereby. Buyer has all requisite power and authority to execute and deliver this Agreement and the Employment Agreement and to consummate the transactions contemplated hereby and thereby. Buyer has taken all member action necessary for the execution and delivery by it of this Agreement and the Employment Agreement and for the consummation of the transactions contemplated hereby and thereby.

          7.3 Valid Obligation. This Agreement and the Employment Agreement, when executed and delivered by each of Buyer and Headway, and the Guarantee, when executed and delivered by Headway, shall constitute their respective valid and binding obligations, in each case enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          7.4 No Conflicts or Defaults. The execution and delivery of this Agreement and the Employment Agreement by each of Buyer and Headway, and the Guarantee by Headway, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene the Certificate of Formation or Limited Liability Company Agreement of Buyer or the Certificate of Incorporation or the By-Laws of Headway or (b) with or without the giving of notice or the passage of time, materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, lease, mortgage, instrument, permit or license to which Buyer or Headway is a party or by which Buyer or Headway are bound, or any judgment, order, decree, law, rule or regulation to which Buyer or Headway are subject.

          7.5 Copies of Charter Documents. Copies of the Certificate of Formation and Limited Liability Company Agreement of Buyer and the Certificate of Incorporation and By-Laws of Headway, in each case as amended to the date hereof, have been delivered to Cheney and are true and complete copies of such documents as in effect on the date of this Agreement.

          7.6 Authorizations. No authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, regulatory entity or official body, and no consent of any other party, that has not already been received or will be received as of the Closing Date, is required in connection with the execution, delivery and performance of this Agreement or the Employment Agreement by Buyer and Headway, or the Guarantee by Headway.

          7.7 Litigation. There are no Proceedings, pending or threatened, against Buyer or Headway which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the ability of Buyer or Headway to perform their respective obligations under this Agreement or which would challenge the validity or propriety of the transactions contemplated in this Agreement. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Buyer or Headway or any material portion of their respective assets.

          7.8 Miscellaneous. All representations and warranties of Buyer and Headway set forth in this Agreement were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to the knowledge of Buyer and Headway, omits or omitted to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is or was made, not false or misleading. Any disclosure made pursuant to any of the representations in this
Section 7 shall be deemed to have been made for purposes of any other such representations.

          8. Survival of Representations and Warranties. All representations and warranties made by any party in this Agreement or in any document or certificate delivered pursuant to this Agreement shall survive the Closing and continue in effect until December 31, 2001 (except that the representations and warranties set forth in Sections 6.12 and 6.16 relating to Taxes and Benefit Plans shall survive for a period equal to the statute of limitations applicable to any claims and liabilities which may result from a breach thereof) and shall not be affected or diminished by any investigation made by or on behalf of any party or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived pursuant to Section 5, subject, however, to the limitations on indemnification set forth in Section 13.5.

          9.   Conduct of the Business Prior to Closing Date.

          9.1 Preservation of Representations and Warranties. Between the date of this Agreement and the Closing Date, Cheney shall refrain from taking, without the prior written consent of Buyer or Headway, any action which would render any of the representations or warranties set forth in Section 6 materially inaccurate as of the Closing Date. Cheney shall notify Buyer and Headway promptly of the occurrence of any matter, event or change in circumstances after the date hereof that would render any of such representations and warranties inaccurate or which would have been required pursuant to such representations or warranties to be disclosed hereunder if it had occurred on or prior to the date hereof.

          9.2 Preserve Business. Between the date of this Agreement and the Closing Date, Cheney shall preserve substantially intact the Business, keep available the services of the present key employees of the Business and preserve Cheney's or the Business's present relationships with persons having significant business relations in respect of the Business and conduct the Business solely in the ordinary course. In this regard and without limitation of the foregoing, Cheney shall not, with respect to the Business, (A) make or grant any wage or salary increases or bonuses other than pursuant to pre-existing commitments or, with the prior written consent of Buyer, to retain key employees, (B) terminate, amend or waive any substantial rights under any Client Agreement or Other Agreement,
(C) sell, encumber or otherwise dispose of any of the Acquired Assets or (D) enter into any material agreement, commitment or understanding other than in the ordinary course of business.

          9.3  Further Investigation.

          (a) Between the date of this Agreement and the Closing Date, Cheney shall provide Buyer, Headway and their respective representatives with full access during normal business hours, on reasonable prior notice, to the premises, personnel and files and books and records of Cheney (pertaining to the Business) or the Business and the Acquired Assets, and Cheney shall cause the employees and representatives of the Business to furnish such financial and operating data and other information with respect to the Business and the Acquired Assets as Buyer or Headway shall reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Business. During such investigation, Buyer, Headway and their respective representatives shall have the right to make copies of, or excerpts from, such files, books and records as they may deem advisable; provided, that all such information and material secured by such parties in the course of such investigation shall be deemed to be confidential and shall be used solely with respect to the transactions herein described.

          (b) If the purchase and sale contemplated in this Agreement are not consummated, each of the parties shall (i) return all written information and copies and summaries thereof to the party from which such information originated and (ii) maintain in confidence and not disclose to third parties any information obtained from the other party which the other party designated as confidential (or deemed to be confidential pursuant to the provisions of Section 9.3(a)) or with respect to which the circumstances of his or its disclosure reasonably indicated that the other party treated it as confidential. The foregoing shall not apply to any information that is or becomes part of public or industry knowledge for reasons other than the acts or omissions of the party to whom such information is disclosed in connection with the transactions contemplated herein. The provisions of this Section 9.3 shall survive the termination of this Agreement for any reason.

          9.4   Releases,  Consents, Waivers  and  Filings.   The
parties shall use their respective best efforts and cooperate with each other to do all things reasonably necessary or desirable to consummate in an expeditious manner the transactions contemplated by this Agreement. In this regard, the parties shall cooperate to obtain from all relevant third parties and governmental authorities all consents, waivers, permits, authorizations and licenses to or for, such transactions that may be required under any agreement, lease, financing arrangement, license, permit or other instrument or under any applicable law, rule or regulation, and to obtain and file appropriate registrations and transfers of Cheney's intellectual property.

          9.5 No Solicitation. Cheney shall not, directly or through any other party, negotiate or conclude an agreement with any other party for the sale or other disposition of the Business, or enter into any discussions with any other party for such purposes or knowingly take any other action that might materially prejudice the consummation of the transactions contemplated herein, unless and until this Agreement is terminated in accordance with Section 15.1.

          10.  Post-Closing Matters.

          10.1 Operation of the Business During Earnout Periods. On or prior to the Closing Date, and as a condition thereto, Cheney, Buyer and HCSSI shall agree upon a written annual operating and capital expenditure budget for the first Earnout Period. For each of the second and third Earnout Periods, Buyer and Cheney (as long as Cheney shall remain employed by Buyer pursuant to the Employment Agreement) shall prepare and submit to the HCSSI Board of Directors (the "HCSSI Board") annual operating and capital expenditure budgets with respect to the Business, as well as interim budget reports, at such times as the HCSSI Board reasonably establishes, which budgets shall be approved in the reasonable discretion of the HCSSI Board. Until such time as Cheney and Buyer shall agree upon and submit any budget and the HCSSI Board shall approve any such budget, Buyer shall operate the Business consistent with the budget previously approved by the HCSSI Board, or if none, the annual operating and capital expenditure budgets utilized by Cheney for the operation of the business for the calendar year ended 1997. After a budget is approved by the HCSSI Board, Buyer's management shall be authorized to act and to operate the Business in accordance with such budget. Headway and HCSSI shall at all times have access to the books and records of Buyer and to such other information pertaining to its business as they request from time to time and shall have the right at any time to audit the books of Buyer. Cheney acknowledges that Buyer shall, in connection with the operation of the Business, be required to implement the accounting and operating systems and procedures of the Headway group of companies.

           10.2 The Employees. Buyer and Cheney shall, prior to the Closing Date, agree upon which employees of Cheney (with respect to the Business) or the Business Buyer wishes to employ. Cheney shall permit Buyer to offer employment to such employees prior to the Closing Date. Immediately prior to the Closing Date, Cheney shall inform any employees to whom Buyer does not offer employment, or who do not accept Buyer's offer of employment if made, that they shall be relieved of their duties with respect to the Business, effective on the Closing Date. All liabilities and obligations associated with the termination of employment by Cheney of any employees to whom Buyer does not offer employment or who do not accept Buyer's offer of employment under contract or applicable law or otherwise shall be the sole responsibility of Cheney, and Cheney shall discharge and indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents and shareholders from all such obligations and liabilities.

          10.3 Financial Statements. On or prior to 45 days following the Closing Date, Cheney shall, at his expense, prepare and deliver to Buyer and Headway unaudited financial statements with respect to the Business as of and for the three-month periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and for period from January 1, 1998 through the Closing Date, such financial statements to be prepared in accordance with generally accepted accounting principles on a basis consistent with the Financial Statements and on an accrual basis.

          10.4 Insurance Matters. The parties shall cooperate to preserve the existing insurance coverage of Cheney (with respect to the Business) or the Business with respect to the Acquired Assets through the Closing Date and to effect an appropriate transition to Buyer's insurance, if requested, on the Closing Date.

          10.5 Further Assurances. Whenever reasonably requested to do so by a party to this Agreement, on or after the Closing Date, any other party shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents and any and all such further instruments and documents, in form reasonably satisfactory to the requesting party (and consistent with the terms and conditions of this Agreement), as shall be reasonably necessary or advisable to carry out the intent of this Agreement, including, without limitation, to vest in Buyer all of the right, title and interest of Cheney in and to the Acquired Assets.

          10.6 Authorization to Buyer. Without limiting in any respect the right, title and interest in and to the Acquired Assets to be acquired by Buyer hereunder, Cheney irrevocably authorizes, effective upon the Closing Date, Buyer and its successors and assigns, to demand and receive, from time to time, any and all of the Acquired Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of Cheney or the Business (but only if Cheney consents to the use of such name), or otherwise, any and all proceedings at law, in equity or otherwise, which Buyer shall deem expedient or desirable with respect to the Acquired Assets.

          10.7 Correspondence. Cheney authorizes Buyer, on and after the Closing Date, to receive and open mail addressed to Cheney and to deal with the contents thereof in a responsible manner; provided, that such mail relates to the Acquired Assets or to the Business. Buyer shall promptly deliver to Cheney all other mail addressed to Cheney which is received by Buyer. Cheney shall have the right, at his request and expense, to inspect any such mail addressed to it and retained by Buyer and to make copies thereof.

          10.8   Conditions  of  Operation.    Subject   to   the
provisions of Section 10.1, during the period commencing on the Closing Date and terminating on December 31, 2001:

          (a) Buyer shall operate the Business in substantially the same manner as it was conducted prior to the Closing Date;

          (b) the prior written consent of Cheney shall be required if Buyer enters into any transactions other than in the ordinary course or inconsistent with the budgeting process set forth in Section 10.1; and

          (c) Headway shall provide Buyer with sufficient working capital to operate the Business following the Closing
Date.

          11.  NonCompetition.

          11.1 General. Cheney agrees, for a period from the Closing Date until December 31, 2002 (or December 31, 2001, with respect to Sections 11.1(b) and (d)) (the "Term") and provided that Buyer and Headway are not in material default with respect to any of their material obligations under this Agreement, the Employment Agreement (the termination of Cheney without cause thereunder being deemed a material default) or the Guarantee, that he shall not, directly or indirectly:

          (a) within a 75-mile radius from One Laurel Square, Hamden, Connecticut, engage, for or on behalf of himself or any person or entity other than Buyer or Headway, in the business of the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel);

          (b) solicit or attempt to solicit business for services offered by Buyer or Headway from any parties who (i) are clients of Cheney (in connection with the Business) or the Business on the Closing Date or at any time during the 12 months prior to the Closing Date or to whom Cheney (in connection with the Business) or the Business has made or makes proposals for services during the 12 months preceding the Closing Date or (ii) are clients of Buyer or Headway during the Term; or to whom Buyer makes proposals for services during the Term;

          (c) within a 75-mile radius of One Laurel Square, Hamden, Connecticut, otherwise divert or attempt to divert from Buyer or Headway any business involving the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel) of the type now or during the Term conducted by Cheney (in connection with the Business) or the Business, Buyer or Headway;

          (d) solicit or attempt to solicit for any business endeavor any employee (including any temporary, payrolled or leased employee) of Buyer or Headway, including any employee of the Cheney or the Business who is employed by Buyer after the Closing Date; or

          (e) render any services as a joint venturer, partner, consultant or otherwise to, or have any interest as a stockholder, partner, member, lender or otherwise in, any person or entity which is engaged in activities which, if performed by Cheney, would violate this Section 11.1.

The  foregoing shall not prevent Cheney from purchasing or owning
(i) up to 5% of the voting securities of any corporation, the securities of which are publicly-traded, or (ii) any interest in any entity which is not also engaged in the business of the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel). Provided that Buyer and Headway are not in material default with respect to any of their material obligations under this Agreement, the Employment Agreement (the termination of Cheney without cause thereunder being deemed a material default) or the Guarantee, Cheney shall, during the Term, direct any business opportunities in the temporary, permanent, leased or payrolled personnel placement business that may come to his attention to Buyer and Headway. References to Headway and Buyer in this
Section 11 shall also be deemed to refer to their respective divisions and subsidiaries.

          11.2 Injunctive Relief. Because Buyer and Headway would not have an adequate remedy at law to protect their businesses from any breach of the provisions of Section 11.1, Buyer and Headway shall be entitled, in the event of such a breach or threatened breach thereof by Cheney, to injunctive relief, in addition to such other remedies and relief that would be available to Buyer. In the event of such a breach, in addition to any other remedies, Buyer and Headway shall be entitled to receive from Cheney payment of, or reimbursement for, their reasonable attorneys' fees and disbursements incurred in successfully enforcing any such provision; provided, that Cheney shall be entitled to receive from Buyer and Headway payment of, or reimbursement for, his reasonable attorney's fees and disbursements incurred in any proceeding commenced by Buyer and Headway pursuant to the Section 11.2 in which Buyer and Headway are not successful. The provisions of this Section 11 shall survive the Closing Date.

          12. Bulk Sales. Buyer waives compliance by Cheney with the provisions of any applicable bulk sales law. Cheney shall promptly pay or otherwise discharge all valid claims of his creditors (as defined by the applicable bulk sales law) in connection with the Business, as and when they become due and payable.

          13.  Indemnification.

          13.1 Obligations of Cheney. Cheney shall indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents, shareholders, successors and assigns from and against any Damages (as defined in Section 13.3) in connection with:

          (a)    any  breach  of  any  representation,  warranty,
covenant   or agreement of Cheney contained in this Agreement  or
in any certificate, instrument or other agreement delivered by him in connection with this Agreement;

          (b) all Unassumed Liabilities and the operation of the Business at any time prior to the Closing Date;

           (c) the termination of the employment of any of Cheney's (with respect to the Business) or the Business's employees, as contemplated in Section 10.2; and

          (d) any claim, action, suit or proceeding asserted or instituted on the basis of any matter described in clauses (a),
(b) or (c) of this Section 13.1;

provided, however, that, except in connection with liabilities under clauses (b), (c) or (d) above, the breach of the representations and warranties set forth in Sections 6.12 and
6.16 relating to Taxes and Benefit Plans or the breach of the provisions set forth in Section 11 relating to non-competition (as to which the limitations of these provisos shall not apply), no payment hereunder shall be required to be made by Cheney unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $50,000 (and then only in excess of such amount); provided, that in no event shall Cheney be required to make payments hereunder in excess of that portion of the Purchase Price as shall have been paid by Buyer to Cheney.

          13.2  Obligations  of  Buyer and  Headway.   Buyer  and
Headway, jointly and severally, shall indemnify, defend and hold harmless Cheney and his heirs, executors and assigns from and against any Damages in connection with:

          (a) any breach of any representation, warranty, covenant or agreement of either Buyer or Headway (and their respective successors and assigns) contained in this Agreement or in any certificate, instrument or other agreement delivered by either of them in connection with this Agreement;

          (b) all Assumed Liabilities and the operation by Buyer of the Business at any time on or after the Closing Date; and

          (c) any claim, action, suit or proceeding asserted or instituted on the basis of any matter described in clauses (a) or
(b) of this Section 13.2;

provided, however, that, except in connection with clause (b) above, no payment hereunder shall be required to be made by Buyer or Headway unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $50,000 (and then only in excess of such amount); provided, that in no event shall Buyer and Headway be required to make payments hereunder in excess of the Purchase Price.

          13.3 Damages. For purposes of this Section 13, "Damages" means any loss, liability, damage, cost or expense suffered or incurred by a party in connection with the matters described in Sections 13.1 or 13.2, as the case may be, including, without limitation, assessments, fines, penalties, judgments, settlements, costs, reasonable attorneys' fees and reasonable disbursements and other reasonable out of pocket expenses of the party incident to any matter as to which the party is entitled to indemnification under such Sections, or incident to any allegations or claims which, if true, would give rise to Damages subject to indemnification hereunder, or incident to the enforcement by the party of his or its rights and remedies under this Section 13.

          13.4 Proceedings. Any party seeking indemnification pursuant to this Section 13 (the "Indemnified Party") shall give the party from which indemnification is sought (the "Indemnifying Party") prompt notice of any claim, allegation, action, suit or proceeding which he or it believes might give rise to indemnification under this Section 13, stating the nature and extent of any such claim, allegation, suit or proceeding with reasonable specificity, and the amount thereof, if known. Any failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, to control, the defense of any such claim, allegation, action, suit or proceeding, at the Indemnifying Party's expense, and with counsel of his or its own choosing reasonably acceptable to the Indemnified Party; provided, however, that if Buyer and Headway are the Indemnified Parties, they shall have the right to withhold such consent and to retain control of such defense in the case of any claim, action, suit or proceeding with respect to which an adverse outcome could have a material adverse effect on Buyer or Headway, with the expense of any counsel retained by Buyer and Headway in any such instance to be at Buyer's and Headway's expense. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld or delayed by either of them.

          13.5  Limitations  on  Indemnification.   Anything   in
Article 13 to the contrary notwithstanding, no right to indemnification may be asserted under this Section 13 after December 31, 2001, except any such rights to indemnification arising in connection with (a) any matter referred to in Sections
6.12 or 6.16, none of which shall be subject to any time limitation other than any statutes of limitation applicable to such matters, (b) any matter covered by Section 11 or (c) any claim as to which the notice required by Section 13.4 has been given on or prior to December 31, 2001.

          13.6 Offset. It is agreed that, without limiting any other rights of Buyer and Headway, they shall have the right to set off against and deduct from any amounts payable to Cheney pursuant to the provisions of Section 1.3 the amount of any Damages for which they are entitled to indemnification under this
Section 13. In order to set off any such indemnity claim against any amount payable to Cheney pursuant to Section 1.3, Buyer must, in each instance, provide a certificate to Cheney setting forth the claim in reasonable detail. If Cheney does not agree to such claim in writing within 10 days after delivery of such notice, Buyer agrees (a) to deposit into escrow, in an interest bearing account, the amount of such claim, with Christy & Viener as escrow agent, under a form of escrow agreement to be mutually agreed by the parties, with the costs of such escrow arrangement to be borne equally by the parties, and (b) to utilize the arbitration procedures set forth in Section 14 to resolve such claim.

          14.  Arbitration.

          14.1 General. Any controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that this
Section 14.1 shall not in any way affect the right of Buyer and Headway to seek injunctive relief or any other remedies pursuant to Section 11.2. Any such arbitration shall take place in New York, New York, before three arbitrators, one of which shall be appointed by Buyer or Headway, one by Cheney, and the third by the arbitrators so appointed; provided, however, that the parties may by mutual agreement designate a single arbitrator. The parties further agree that (i) the arbitrators shall be empowered to include arbitration costs and attorney fees in the award to the prevailing party in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. The arbitrators shall apply the law of the State of New York, exclusive of conflict of laws principles, to any dispute. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties.

          14.2 Consent to Jurisdiction; Service of Process. Each party irrevocably submits to the jurisdiction and venue of the arbitration described in Section 14.1 and to the jurisdiction and venue of the federal and state courts sitting in New York County, New York, for the enforcement of any judgment on the arbitrators' award, and waives any objection it may have with respect to the jurisdiction of such arbitrations or courts or the inconvenience of such forums or venues. Buyer and Headway appoint Messrs. Christy & Viener, 620 Fifth Avenue, New York, New York 10020,
Attention: Laurence S. Markowitz, Esq., and Cheney appoints Martin J. Gersten, Esq., as their respective attorneys-in-fact and authorized agents solely to receive on their behalf, service of any demands for, or any notice with respect to, arbitration hereunder or any service of process. Service on either of such attorneys-in-fact may be made by registered or certified mail or by personal delivery, in any case return receipt requested, and shall be effective as service on Buyer and Headway or Cheney, as the case may be. Nothing herein shall be deemed to affect any right to serve any such demand, notice or process in any other manner permitted under applicable law.

          15.  Miscellaneous.

          15.1  Termination.    This Agreement may be  terminated
at any time prior to the Closing Date by the mutual written consent of all the parties.

          15.2 Entire Agreement; Amendments; No Waivers. This Agreement, together with the Schedules, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior and contemporaneous understandings of the parties with respect to its subject matter. No provision of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the parties. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of his or its rights under such or any other provision. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

          15.3 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified mail envelope (Return Receipt Requested) addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only on receipt.

If to Buyer or Headway:                 with a copy to:

Headway Corporate Resources, Inc.       Christy & Viener
850 Third Avenue                        620 Fifth Avenue
New York, New York 10022           New York, New York 10020
Attention:  Barry  S.  Roseman,  President   Atten:  Laurence  S.
Markowitz, Esq.
Fax No.:  (212) 508-3540           Fax No.:  (212) 632-5555

If to Cheney:                      with a copy to:

Mr. Timothy Cheney                 Martin J. Gersten, Esq.
25 Lansdowne Avenue                14 Powder Horn Hill
Hamden,  Connecticut  06517              Brookfield,  Connecticut
06804
Fax No.: (203) 281-0109                 Fax No.:  (203) 740-8642

          15.4 Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective heirs, executors, successors and permitted assigns (whether by merger, consolidation, acquisition or otherwise), and nothing herein is intended to confer any right, remedy or benefit upon any other person. No party may assign his or its rights or delegate his or its obligations under this Agreement without the express written consent of all of the other parties; provided, however, that Buyer may assign its rights or delegate its obligations hereunder, either before or after the Closing Date, to Headway or any other wholly-owned subsidiary of Headway.

          15.5 Expenses. Each of the parties shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by him or it or on his or its behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party's obligations hereunder, whether or not the transactions contemplated in this Agreement are consummated, including, without limitation, the fees and disbursements of attorneys, accountants and consultants employed by such party, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses.

          15.6  Brokers  and Finders.  Except  as  set  forth  in
Schedule 15.6, each party represents to the others that no agent, broker, investment banker, financial advisor or other person or entity is or shall be entitled to any broker's or finder's fee or other commission or similar fee in connection with the transactions contemplated by this Agreement. Each party shall indemnify and hold harmless the others from and against any claim, liability or obligation with respect to any fees, commissions or expenses asserted by any person or entity on the basis of any act or statement alleged to have been committed or made by such indemnifying party or any of his or its affiliates.

          15.7 Public Announcements. No oral or written public announcement or disclosure with respect to this Agreement and the transactions contemplated herein prior to the Closing Date shall be made by or on behalf of any party without the prior approval of the other parties, except to the extent required by applicable securities laws or the rules and regulations of any stock exchange, by court order or as otherwise required by law.

          15.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

          15.9 Severability and Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the parties agree that the provisions of Section 11, including, without limitation, the scope of the territorial and time restrictions, are reasonable and necessary to protect and preserve Buyer's legitimate interests. If the provisions of Section 11 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

          15.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          15.11 Construction. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References to Sections and Schedules are to the sections and schedules of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HEADWAY CORPORATE RESOURCES, INC.  CHENEY ASSOCIATES, L.L.C.

By /s/Barry S. Roseman             By /s/Barry S. Roseman
      President                          Treasurer


/s/ TIMOTHY CHENEY